Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A of Fidelity Select Portfolios: Fidelity International Real Estate Fund of our report dated September 16, 2013 and Fidelity Real Estate Investment Portfolio of our report dated September 13, 2013 on the financial statements and financial highlights included in the July 31, 2013 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts September 23, 2013